Exhibit 2

Identification and Classification of Members of the Group

LEP Papa Murphy’s Holdings, LLC (“LEP Papa Murphy’s”), Lee Equity Partners Realization Fund GP, LLC and Thomas H. Lee are filing this statement on Schedule 13G as a group.

Each of LEP Papa Murphy’s and Lee Equity Partners Realization Fund GP, LLC is organized under the laws of the state of Delaware. Thomas H. Lee is a citizen of the United States of America.

The members of LEP Papa Murphy’s are Thomas H. Lee, Lee Equity Partners Realization Fund, L.P., a Delaware limited partnership (“Lee Equity”), and Lee Equity Strategic Partners Realization Fund, L.P., a Delaware limited partnership (“Lee Strategic”, and together with Lee Equity, the “Lee Equity Funds”). Lee Equity Partners Realization Fund GP, LLC, a Delaware limited liability company, is the general partner of each of the Lee Equity Funds (the “General Partner”). Lee Equity Partners, LLC, a Delaware limited liability company (the “Investment Manager”), is the non-member manager of LEP Papa Murphy’s and serves as the investment manager of the Lee Equity Funds. Voting and disposition decisions at the General Partner with respect to such securities are made by a majority in number of the General Partner’s managers, Thomas H. Lee, Benjamin A. Hochberg, Mark Gormley, Yoo Jin Kim, David J. Morrison and Joseph B. Rotberg. Each of the managers disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.